Matt Rohrmann (Investor Contact):	(212) 940-3339;	investorrelations@axiscapital.com
Anna Kukowski (Media Contact):	(212) 715-3574;	anna.kukowski@axiscapital.com

AXIS CAPITAL PROVIDES INITIAL COMMENTS ON FIRST QUARTER RESULTS

Pembroke, Bermuda, April 14, 2021 - AXIS Capital Holdings Limited ("AXIS Capital" or the "Company") (NYSE: AXS) today announced a preliminary first quarter net loss estimate for catastrophes and other weather-related events in the range of $105 million to $115 million, pre-tax ($95 million to $105 million, after-tax).

The pre-tax net loss estimate includes an amount of $80 million to $90 million for Winter Storms Uri and Viola, principally related to the state of Texas, and is consistent with industry insured losses of approximately $13 billion to $14 billion. The Company also reaffirmed no change to its net loss estimate established for the COVID-19 pandemic in 2020.

Separately, AXIS Capital noted continuing improvements in its current accident year loss ratios excluding catastrophe and weather-related losses for its insurance and reinsurance segments consistent with the progress observed in 2020.

As previously announced, the Company's results will be discussed during its conference call on Thursday, April 29, 2021 at 9:30 AM (EDT).

About AXIS Capital
AXIS Capital, through its operating subsidiaries, is a global provider of specialty lines insurance and treaty reinsurance with shareholders' equity at December 31, 2020 of $5.3 billion and locations in Bermuda, the United States, Europe, Singapore and Canada. Its operating subsidiaries have been assigned a rating of "A+" ("Strong") by Standard & Poor's and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit its website at www.axiscapital.com.

Website and Social Media Disclosure
The Company uses its website (www.axiscapital.com) and its LinkedIn (AXIS Capital) and corporate Twitter (@AXIS_Capital) accounts as channels of distribution of Company information. The information posted through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following the Company's press releases, SEC filings and public conference calls and webcasts. In addition, e-mail alerts and other information about AXIS Capital may be received when enrolled in the Company's "E-mail Alerts" program, which can be found in the Investor Information section of the Company's website (www.axiscapital.com). The contents of the Company's website and social media channels are not part of this press release.

Follow AXIS Capital on LinkedIn and Twitter.

LinkedIn: http://bit.ly/2kRYbZ5

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Risk and Uncertainties related to COVID-19
The determination of the Company's net loss estimate is based on its ground-up assessment of coverage from individual contracts and treaties across all lines of business, including a review of analyses and market information, where appropriate. In addition, the Company considers preliminary information received from clients, brokers and loss adjusters together with global shelter-in-place orders and the outcomes of recent court judgments, including the UK Supreme Court ruling.

The net loss estimate related to the COVID-19 pandemic is subject to significant uncertainty. This uncertainty is driven by the inherent difficulty in making assumptions around the impact of the COVID-19 pandemic due to the lack of comparable events, the ongoing nature of the event, and its far-reaching impacts on world-wide economies and the health of the population. These assumptions include:

•the nature and the duration of the pandemic;
•the effects on health, the economy and the Company's customers;
•the response of government bodies including legislative, regulatory or judicial actions and social influences that could alter the interpretation of our contracts;
•the coverage provided under the Company's contracts;
•the coverage provided by the Company's ceded reinsurance; and
•the evaluation of the net loss estimate and impact of claim mitigation actions.

The actual net ultimate amount of the loss for this event may differ materially from the current net loss estimate.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. Forward-looking statements contained in this press release include without limitation information regarding estimates for catastrophes and other weather-related events including losses related to the COVID-19 pandemic and current accident year loss ratios excluding catastrophe and weather-related losses. These statements involve risks, uncertainties and assumptions. Important factors that could cause actual events or results to differ materially from our expectations, include but are not limited to, the following:

•the adverse impact of the ongoing COVID-19 pandemic on the Company's business, results of operations, financial condition and liquidity;
•the occurrence and magnitude of natural and man-made disasters;
•actual claims exceeding the loss reserves;
•general economic, capital and credit market conditions;
•the failure of any of the loss limitation methods that the Company employs;
•the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions;
•breaches by third parties to the Company's program business of their obligations;
•the failure of the Company's cedants to adequately evaluate risks;
•the use of industry catastrophe models and changes to these models;
•changes in governmental regulations and potential government intervention in the insurance and reinsurance industry;
•changes in the political environment of certain countries in which the Company operates or underwrites business;
•fluctuations in interest rates, credit spreads, equity securities' prices and/or foreign currency values;
•changes in tax laws; and
•other factors including but not limited to those described under Item 1A, ‘Risk Factors’ in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), as those factors may be updated from time to time in our periodic and other filings with the SEC which are accessible on the SEC's website at www.sec.gov. Readers are urged to carefully consider all such factors as the COVID-19 pandemic may have the effect of heightening many of the other risks and uncertainties described.

The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com